Rand Logistics Inc.

   RAND LOGISTICS MAKES SIGNIFICANT INVESTMENT TO ENHANCE OPERATING EFFICIENCY

                     Retiring Oldest Vessel from U.S. Fleet

New York, NY - February 13, 2008 - Rand Logistics Inc. (Nasdaq: RLOG; RLOGW; RLOGU) ("Rand") today announced the planned repowering of one of its Canadian-flagged vessels with a new highly automated emissions compliant power plant.

The project, estimated to cost approximately $13 million, is expected to generate an annual mid-teens return and will be completed in April 2008, at which time the vessel will be fully operational. The repowering is expected to improve operating margins due to an increase in speed and a reduction in fuel consumption, labor, maintenance and other operating costs.

Additionally, Rand has decided to permanently retire the Calumet, the oldest and smallest vessel in its fleet. The capital investment required to enable the vessel to generate a satisfactory rate of return over the next five years was not justifiable. The removal of the Calumet from the U.S. market, combined with the previously announced sale of one of the three acquired WMS vessels to Canadian registry, will reduce U.S. Great Lakes shipping capacity by 3 million tons. The retirement of the Calumet will not have a material impact on Rand's cash flow.

Laurence S. Levy, Chairman and CEO of Rand, said, "The Canadian vessel upgrade will significantly improve the vessel's performance and boost its margin contribution to our overall results. This vessel will be better equipped to service our strong customer base in a more efficient and timely manner. We could not justify the costs necessary to extend the life of the Calumet, which is the oldest vessel in our fleet with the least amount of carrying capacity. We believe despite removing capacity from the market, we will be able to continue servicing our network of blue-chip customers without a significant impact to our results or operations. We continue to operate in an environment where freight demand significantly exceeds capacity, and we are well positioned to capitalize on this opportunity to further grow our business."

About Rand Logistics

Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of ten self unloading bulk carriers, comprised of nine River Class vessels and one River Class integrated tug/barge unit, and three conventional bulk carriers, of which one is operated under a contract of affreightment. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act - which dictates that only ships that are built, crewed and owned by U.S. citizens can operate between U.S. ports - and the Canada Marine Act - which requires Canadian commissioned ships to operate between Canadian ports.

Forward-Looking Statements

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) concerning the Company and its operating subsidiaries. Forward-looking statements are statements that are not historical facts, but instead statements based upon the current beliefs and expectations of management of the Company. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the results included in such forward-looking statements.

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CONTACT:                           -OR-              INVESTOR RELATIONS COUNSEL:

Rand Logistics, Inc.                                 The Piacente Group
Laurence S. Levy, Chairman & CEO                     Lenny Santiago
(212) 644-3450                                       (212) 481-2050
                                                     Lenny@tpg-ir.com